UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 13, 2015
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California 92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code: (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2015, PICO Northstar Hallock, LLC (the “Company”), an 87.7% owned subsidiary of PICO Holdings, Inc. (“PICO”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with CHS Hallock, LLC, a wholly owned subsidiary of CHS Inc. (“CHS”), pursuant to which CHS will purchase substantially all of the assets used in the Company’s agribusiness segment, which is engaged in the business of processing canola seeds and refining canola oils (the “Business”) at the Company’s canola crushing plant. Pursuant to the Purchase Agreement, CHS will acquire the right, title and interest in the assets and rights of the Company associated with, relating to or used or held for use in connection with the Business and assume specified liabilities (the “Purchased Assets”).

On the closing of the Purchase Agreement, CHS will pay the Company an aggregate amount for the Purchased Assets of $127 million, on a debt-free basis, less an adjustment for any net working capital deficit. Pursuant to the Purchase Agreement, the net working capital deficit will be the difference between $22 million and the actual net working capital of the Company at the closing. The Company estimates that after repayment of all outstanding debt of approximately $75 million, the Company will receive net proceeds of approximately $30 million before associated transaction costs.

At the closing, $6 million of the purchase price will be deposited in escrow to secure the Company’s general indemnification obligations. Any balance remaining of such escrow after any payment of valid indemnification claims will be released 18 months from the closing. PICO will also be required to guarantee up to $8 million for any indemnification claims in excess of the $6 million escrow pursuant to the terms of a Guaranty by and between PICO and CHS Hallock, LLC (the “Guaranty”), which will be executed at the closing. In addition, $4.2 million of the purchase price will be deposited in escrow (the “Operations Escrow”) for specified operations matters. Specified amounts of the Operations Escrow relate to proposed amendments to two environmental permits that are in process, but will not be received by the closing. In the event that one or both permit amendments are not ultimately approved by the relevant regulatory authorities, the specified amounts in the Operations Escrow for any such non-approved amendment will be payable to CHS. In the event that one or both of the amendments are approved, the specified amounts in the Operations Escrow for each such approved amendment will be payable to the Company.

Pursuant to the terms of the Purchase Agreement, the Company, PICO, and CHS have entered into a Restrictive Covenant Agreement, which restricts the Company’s and PICO's activities in the Business for three years.

The closing of the Purchase Agreement is subject to customary closing conditions, including the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties have made certain representations, warranties, and covenants in the Purchase Agreement.

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 and incorporated herein by reference. A copy of the press release announcing the signing of the Purchase Agreement is furnished as Exhibit 99.1.

Item 2.06	Material Impairments.

As a result of the above described transaction, the Company anticipates recording an impairment loss currently estimated to be approximately $16.9 million. Such impairment loss includes an estimated cash expenditure of approximately $2 million for certain selling and other costs associated with the sale of the Purchased Assets. PICO expects to report the impairment loss in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to be filed on or before August 10, 2015. Not included in the estimated loss, but expected to be incurred and recorded in the Company's financial statements on the date of the closing of the sale of the Purchased Assets, are associated transaction costs estimated at $4.5 million. The actual amount and timing of all estimates could vary materially based on a number of factors and exclude any potential income tax effects.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the closing of the sale of the Purchased Assets, the proceeds from the sale of the Purchased Assets, and the amount of the impairment loss as a result of the sale of the Purchased Assets. Risks are described more fully in PICO's filings with the Securities and Exchange Commission, including without limitation PICO’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. PICO undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement dated July 13, 2015, by and between PICO Northstar Hallock, LLC and CHS Hallock, LLC.
99.1	Press Release dated July 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2015

PICO HOLDINGS, INC.

By:	/s/ Maxim C.W. Webb
Name:	Maxim C. W. Webb
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement dated July 13, 2015, by and between PICO Northstar Hallock, LLC and CHS Hallock, LLC.
99.1	Press Release dated July 13, 2015.